Exhibit 10.21
UPS MANAGEMENT INCENTIVE PROGRAM
Amended and Restated Terms and Conditions
January 1, 2023
1.    Establishment, Objectives and Duration.
1.1    Establishment of the Program. The Compensation and Human Capital Committee of the Board of Directors of United Parcel Service, Inc. (“Committee”) hereby amends and restates the UPS Management Incentive Program (“MIP”), to provide for Management Incentive Awards to selected Eligible Employees for the 2023 Plan Year and future Plan Years, as applicable, pursuant to the United Parcel Service, Inc. 2021 Omnibus Incentive Compensation Plan, as it may be amended or amended and restated from time to time, including and successor plan (the “ICP”). This document sets forth the rules under which such Management Incentive Awards will be made and administered for Eligible Employees. Unless otherwise defined in this document (in Section 7 or otherwise), capitalized terms shall have the meanings set forth in the ICP.
These terms and conditions shall be effective from the date set forth above and will relate to and govern MIP Awards granted for the 2023 Plan Year and future Plan Years.
1.2    Objectives of the MIP. The objectives of the MIP are to align incentive pay with annual performance. The MIP is also intended to align the interests of certain of the Company’s employees and shareowners by strengthening the link between key business objectives and incentive compensation.
2.    Administration.
2.1    Authority of the Committee. The MIP will be administered by the Committee, which shall have the same power and authority to administer the MIP as it does to administer the ICP.
2.2    Delegation. The Committee may (subject to applicable law and the terms of the ICP) delegate its power, authority and duties as identified herein to any committee comprised of members of management of the Company responsible for determining or overseeing compensation for individuals other than Executive Leadership Team members or to the Executive Leadership Team or any members thereof (the “Management Compensation Committee”). The Management Compensation Committee shall have those powers, authority and duties expressly delegated to it herein, including, for example, to make MIP Awards to Eligible Employees who are not Executive Leadership Team Eligible Employees, together with any other powers, authority and duties delegated to it by the Committee.
2.3    Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareowners, any Eligible Employee, and their estates and beneficiaries. Further, all of the decisions of the Management Compensation Committee or any other delegate of the Committee within the scope of the applicable delegation shall be final, conclusive and binding on all persons as if made by the Committee.

3.    Eligibility for Awards. Only an Eligible Employee shall be considered for a MIP Award. The Management Compensation Committee shall have broad discretion to determine the eligibility criteria for Eligible Employees other than Executive Leadership Team Eligible Employees. An employee who is eligible for an award under the UPS International Management Incentive Program shall not also be an Eligible Employee under the MIP for the same Plan Year. If an employee (other than an Executive Leadership Team Eligible Employee) could be considered for either the UPS International Management Incentive Program or the MIP in the same Plan Year, the Management Compensation Committee shall have complete discretion to determine which program the employee will participate in, and to make appropriate adjustments for employees (other than Executive Leadership Team Eligible Employees) who transfer from an employment category covered by the UPS International Management Incentive Program to one covered by the MIP during any Plan Year.
4.    MIP Awards.
4.1    Performance Objectives.
4.1.1    Eligible Employees (other than Executive Leadership Team Eligible Employees). The MIP Award for each Eligible Employee (other than an Executive Leadership Team Eligible Employee) is determined by multiplying the Eligible Employee’s Annualized Salary by the MIP Factor and the Eligible Employee’s MIP Award Target as described on Exhibit A. Annualized Salary and the MIP Award Target are determined as of the MIP Record Date for the applicable Plan Year.
4.1.2    Business Elements. The Management Compensation Committee shall have broad discretion to establish the business elements upon which the MIP Factor for a Plan Year will be based and shall establish and communicate those business elements as soon as reasonably practicable each Plan Year.
4.1.3    MIP Factor, Award Determination. The Management Compensation Committee shall have broad discretion to determine the MIP Factor for each Plan Year. Following the end of each Plan Year, the Management Compensation Committee will examine the performance in respect of each business element, will establish the MIP Factor for such Plan Year and will calculate the MIP Award to be paid to each Eligible Employee (other than an Executive Leadership Team Eligible Employee) and will grant the MIP Award to each such Eligible Employee. At the Management Compensation Committee’s direction, Eligible Employees will receive written notification of their MIP Awards.
4.1.4    Minimum MIP Factor. Prior to the end of any Plan Year, the Management Compensation Committee may establish a minimum MIP Factor that will result in payment of a minimum MIP Award for each Eligible Employee (other than an Executive Leadership Team Eligible Employee) employed on the MIP Eligibility Date for such Plan Year without regard to the performance in respect of the business elements of such Plan Year. The Management Compensation Committee may communicate any such minimum MIP Factor to the Committee.

4.1.5    UPS Executive Leadership Team. The Committee must approve and grant the MIP Award for any Executive Leadership Team Eligible Employee.
4.2    Maximum Individual Award. The value of the MIP Award for an Eligible Employee for any calendar year, when added to the value of other cash awards granted to that Eligible Employee under the ICP and earned in the same calendar year, shall not exceed $10,000,000 (measures as of the date on which such MIP Award for such calendar year is granted, as described in Section 4.1.3).
4.3    Pro-rated Awards. The Management Compensation Committee shall have discretion for making pro-rated MIP Awards to Eligible Employees (other than Executive Leadership Team Eligible Employees) who are actively employed for less than the entire Plan Year. Reasons for proration may include but are not limited to approved leaves of absence (including, but not limited to, disability leave, workers’ compensation leave, Family and Medical Leave Act, military leave or personal leave), transfer from full-time management to part-time management status, mid-year hires, temporary assignments, Retirement or death.
5.    Payment of Awards.
5.1    Form and Timing. At the election of the Eligible Employee or Executive Leadership Team Eligible Employee, in accordance with Section 5.2.1, the total value of the MIP Award less applicable taxes will be (i) paid in cash or Shares or any combination thereof, or (ii) contributed to a UPS tax-qualified defined contribution plan (subject to the terms and conditions of that plan), in each case no later than March 15 following the Plan Year to which the applicable MIP Award relates.
5.2    Elections With Respect to MIP Award.
5.2.1    Cash, Shares or Qualified Plan. Except as provided in Section 5.2.2, an Eligible Employee (other than an Executive Leadership Team Eligible Employee) may elect in accordance with rules established by the Management Compensation Committee the extent to which the MIP Award is paid in cash, Shares, or contributed to a UPS tax-qualified defined contribution plan (subject to the terms and conditions of that plan). Such election must be made within the period established by the Management Compensation Committee for such elections. Any portion elected to be contributed to a tax-qualified plan that cannot be contributed to that plan because of the limitations on contributions to that plan will be paid to the Eligible Employee or Executive Leadership Team Eligible Employee in cash.
5.2.2    UPS Deferred Compensation Plan. Prior to the beginning of the Plan Year during which a MIP Award is earned, Eligible Employees or Executive Leadership Team Eligible Employees who are eligible to make deferral elections under the UPS Deferred Compensation Plan may elect to defer all or a portion of the MIP Award for such Plan Year in accordance with the terms of the UPS Deferred Compensation Plan. If an Eligible Employee or Executive Leadership Team Eligible Employee dies before the Electable Portion of a MIP Award is paid, any such deferral election shall be null and void and the MIP Award, if any, payable with respect to such Eligible Employee or Executive Leadership Team Eligible Employee shall be determined in accordance with Section 5.5.
5.3    Vesting.
5.3.1    General. Except as otherwise provided in Section 5.3.2, the MIP Award vests on the MIP Eligibility Date for the Plan Year for which the MIP Award is made, provided the Eligible Employee is employed by the Company or an affiliate on such date. However, the Management Compensation Committee may establish rules that provide for vesting of the MIP Award at other dates or under other circumstances for Eligible Employees who are not Executive Leadership Team Eligible Employees.
5.3.2    Shares. The portion, if any, of the MIP Award payable in Shares will be vested on the date of grant of such Shares.
5.4    Tax Withholding. MIP Awards will be reduced for applicable taxes or the Eligible Employee shall remit taxes in accordance with Article 16 of the ICP.
5.5    Death. Notwithstanding any contrary provision of the MIP and subject to Section 5.4, the following provisions shall apply if an Eligible Employee (other than an Executive Leadership Team Eligible Employee) dies before the MIP Award for a Plan Year is paid.
5.5.1    Death Before MIP Eligibility Date. If an Eligible Employee or Executive Leadership Team Eligible Employee dies during the Plan Year and before the MIP Eligibility Date, a prorated portion of his or her MIP Award for such Plan Year shall be fully vested and payable entirely in cash to his or her estate as soon as practicable and no later than 90 days after the date of death. The MIP Award will be calculated at target for such Eligible Employee’s or Executive Leadership Team Eligible Employee’s job classification and salary on his or her date of death, and prorated based on his or her number of calendar months of active employment completed in such Plan Year.
5.5.2    Death after MIP Eligibility Date and Before Payment. If an Eligible Employee or Executive Leadership Team Eligible Employee dies after the MIP Eligibility Date and before the MIP Award for a Plan Year is paid, his or her actual MIP Award for such Plan Year shall be paid entirely in cash to his or her estate as soon as practicable and no later than March 15 following the Plan Year to which the applicable MIP Award relates.
6.    Miscellaneous.
6.1    Awards Subject to the Terms of the ICP. MIP Awards are subject to the terms of the ICP.
6.2    Section 409A Compliance. Each MIP Award is intended either to be exempt from or to comply with Code § 409A and the 409A Guidance. This document and the ICP shall be administered in a manner consistent with this intent, and any provisions that would cause this document or the ICP to fail to satisfy Code § 409A or the 409A Guidance shall have no further force or effect until amended to comply with or be exempt from Code § 409A and the 409A Guidance (which amendment may be retroactive to the extent permitted by Code § 409A and the

409A Guidance and may be made by the Company without an Eligible Employee’s consent).The MIP Award is intended to be exempt from Code § 409A as a short term deferral. To the extent that benefits provided under the MIP constitute deferred compensation for purposes of Code § 409A and the 409A Guidance and to the extent that deferred compensation is payable upon a “separation from service” as defined in Code § 409A, to the extent necessary to comply with Code § 409A and the 409A Guidance, no amount of deferred compensation shall be paid or transferred to the Eligible Employee as a result of the Eligible Employee’s separation from service until the date which is the earlier of (i) the first day of the seventh month after the Eligible Employee’s separation from service or (ii) the date of the Eligible Employee’s death (the “Delay Period”).
6.3    Severability. The provisions of the MIP are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
6.4    Waiver. Each Eligible Employee acknowledges that a waiver by the Company of breach of any provision of the MIP shall not operate or be construed as a waiver of any other provision of the MIP, or of any subsequent breach by the Eligible Employee or any other participant.
6.5    Imposition of Other Requirements. The Committee reserves the right to impose other requirements on an Eligible Employee’s participation in the MIP, on the MIP Award and on any Shares acquired under the ICP, to the extent the Committee determines it is necessary or advisable for legal or administrative reasons, and to require the Eligible Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
6.6    Amendment and Termination. The Committee may amend, alter, suspend or terminate the MIP, any Exhibit and any award granted under the MIP at any time subject to the terms of the ICP. Any amendment shall be in writing and approved by the Committee. Subject to the terms of the IPC, the Management Compensation Committee may make administrative amendments to the MIP and the Exhibits from time to time provided that any such amendment shall be reviewed with the Committee and a copy of such amendment kept with the records of the MIP. An administrative amendment does not include any amendment that would materially change the terms and conditions of the MIP that were previously approved by the Committee, including, by way of example, any increase or decrease in the amount of a MIP Award or a MIP Target.
6.7    Equitable Adjustments. The MIP Awards and the number of Shares issuable for each MIP Award (if any) and the other terms and conditions of a MIP Award evidenced by this document are subject to adjustment as provided in Sections 4.5 and 15.2 of the ICP.
6.8    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the MIP Awards and an Eligible Employee’s participation in the ICP, or future awards that may be granted under the ICP, by electronic means or request an Eligible Employee’s consent to participate in the ICP by electronic means. An Eligible Employee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the ICP through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

6.9    No Right to Future Awards or Employment. The grant of a MIP Award to an Eligible Employee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this document shall confer upon an Eligible Employee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate an Eligible Employee’s employment or adjust an Eligible Employee’s compensation.
6.10    Acknowledgement. By accepting the grant of an MIP Award, an Eligible Employee accepts and acknowledges the terms and conditions included in this document. Each Eligible Employee acknowledges that the Eligible Employee (i) has received a copy of the ICP, (ii) has had an opportunity to review the terms of this document and the ICP, (iii) understands the terms and conditions of this document and the ICP and (iv) agrees to such terms and conditions.
6.11    Repayment. Notwithstanding anything in this document to the contrary, each Eligible Employee acknowledges and agrees that this document and the awards described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Stock may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this document shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
7.    Definitions. Except as set forth below, capitalized terms will have the meanings set forth in the ICP.
7.1    Annualized Salary. For each Plan Year, an Eligible Employee’s monthly rate of Base Salary determined as of the MIP Record Date multiplied by 12.
7.2    Base Salary. The annual or monthly rate, as applicable, of an Eligible Employee’s base salary as determined as of the MIP Record Date of the Plan Year for which the MIP Award is made or, if earlier, the date of death.
7.3    Disability. Disability as defined in the long-term disability plan of the Company or an affiliate under which the Eligible Employee is eligible for coverage or if there is no such plan, disability as determined by the Management Compensation Committee in its discretion for an Eligible Employee who is not a Executive Leadership Team Eligible Employee and by the Committee in its discretion for an Executive Leadership Team Eligible Employee.
7.4    Eligible Employee. For each Plan Year, (i) an Employee (other than an Executive Leadership Team Eligible Employee) who (a) is classified at the supervisor level or above on the MIP Record Date, (b) is continuously employed with the Company or an affiliate through the MIP Eligibility Date, (c) satisfies such other eligibility criteria as may be developed from time to time by the Management Compensation Committee, (d) is recommended by his or her managers and (e) approved by the Management Compensation Committee and (ii) a Executive Leadership Team Eligible Employee.

7.5    Executive Leadership Team Eligible Employee. For any Plan Year, an Employee who is a member of the UPS Executive Leadership Team as of the MIP Record Date.
7.6    Management Incentive Award or MIP Award. An award granted under the ICP, with terms and conditions as described in this document.
7.7    MIP. The UPS Management Incentive Program, as amended from time to time.
7.8    MIP Eligibility Date. December 31 of the Plan Year (or such other date as may be selected by the Management Compensation Committee).
7.9    MIP Factor. For each Plan Year, the factor (expressed as a percentage) determined by the Management Compensation Committee pursuant to Section 4.1.3. to reflect performance with respect to the business elements identified for the Plan Year.
7.10    MIP Record Date. For each Plan Year, December 1 (or such other date as may be selected by the Management Compensation Committee).
7.11    MIP Award Target. The applicable MIP Award Target described in Exhibit A.
7.12    Plan Year. Calendar year, January 1 - December 31.
7.13    Retirement. Means (i) attaining or exceeding age 55 with a minimum of 10 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, (ii) attaining or exceeding age 60 with a minimum of 5 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, or (iii) “retirement” as determined by the Committee in its sole discretion.

EXHIBIT A

CLASSIFICATION	MIP AWARD TARGETS
CEO	200%
Executive Leadership Team (non-CEO)	115%
Region Manager	70%
District Manager	65%
Region Staff Manager	60%
District Staff Manager	50%*
Mid Manager	20%*
Supervisor	10%*

* Supervisors, Mid Managers and District Staff Managers in select business units or sales management positions may have different MIP Award Targets.